SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2006

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-14940	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

On August 14, 2006, HealthSouth Corporation (the “Company”), announced that it will explore a range of strategic alternatives to enhance stockholder value and to reposition the Company’s primary focus on the post-acute care sector. These strategic alternatives include, but are not limited to, the spin-off, sale or other disposition of the Company’s surgery center and outpatient rehabilitation divisions, together with the Company’s previously announced determination related to its diagnostic division. The Company intends to use a substantial portion of the proceeds to deleverage the Company. The Company engaged Goldman Sachs & Co. to assist it in this process, which is expected to take approximately twelve months to complete.

The Company also announced that it has been cleared to submit an application for the listing of its common stock on the New York Stock Exchange, Inc. (“NYSE”) and it anticipates that it will begin trading on the NYSE by the end of October under the ticker symbol “HLS.” In connection with this relisting, the Company will seek stockholder approval for a one-for-five reverse stock split to bring the share price of its common stock, along with the number of shares of its common stock outstanding, to a range more in line with other healthcare companies with comparable market capitalization. The Company will soon file a preliminary proxy statement with the Securities and Exchange Commission with respect to the stockholders meeting to approve such reverse stock split and anticipates completing the reverse stock split prior to the time its common stock begins trading on the NYSE by the end of October.

A copy of a press release issued August 14, 2006 announcing the foregoing and the text of a slide presentation to be used by the Company in connection with its meetings with analysts and investors today are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ John P. Whittington
Name:	John P. Whittington
Title:	Interim General Counsel and Corporate Secretary

Dated: August 14, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of HealthSouth Corporation, dated August 14, 2006.

99.2	Text of slide presentation of HealthSouth Corporation used in connection with the Company’s August 14, 2006 meetings with analysts and investors.